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Exhibit 99(a)(1)(N)

        OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
AND THE ASSOCIATED RIGHTS

OF

SALIX PHARMACEUTICALS, LTD.

AT

$10.50 NET PER SHARE

BY

SAULE HOLDINGS INC.

A WHOLLY OWNED SUBSIDIARY OF

AXCAN PHARMA INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON JUNE 27, 2003, UNLESS THE OFFER IS EXTENDED.

May 20, 2003

To Our Clients:

        Enclosed for your consideration is a Supplement dated May 20, 2003 (the "Supplement") to the Offer to Purchase, dated April 10, 2003 (as amended from time to time, the "Offer to Purchase") and the related revised Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to an offer by Saule Holdings Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Axcan Pharma Inc., a corporation incorporated under the Canada Business Corporation Act ("Parent"), to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Salix Pharmaceuticals, Ltd., a Delaware corporation (the "Company"), including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of January 10, 2003 (the "Rights Agreement"), between the Company and Computershare Investor Services, LLC, as rights agent, at a price of $10.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

        This material is being forwarded to you as the beneficial owner of Shares carried by us in your account but not registered in your name.

        A tender of such Shares and Rights can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares and Rights held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Supplement.

        Please note the following:

        1.     The tender price is $10.50 per Share, net to the seller in cash, without interest thereon.

        2.     The Offer is being made for all of the outstanding Shares.

        3.     The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on June 27, 2003, unless the Offer is extended.

        4.     The Offer is conditioned upon, among other things, the following:

    •
    The Company's stockholders shall have validly tendered and not withdrawn prior to the expiration date of the Offer a number of Shares representing, including the Shares owned by Parent and Purchaser, at least a majority of all outstanding Shares on a fully diluted basis;

    •
    The board of directors of the Company shall have redeemed the Rights or Purchaser shall be satisfied that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger of Purchaser and the Company (the "Proposed Merger");

    •
    The board of directors of the Company shall have approved the Offer and the Proposed Merger pursuant to the requirements of Section 203 of the General Corporation Law of the State of Delaware or Purchaser shall be satisfied that Section 203 does not apply to or otherwise restrict the Offer and the Proposed Merger;

    •
    Parent shall have received proceeds under the facilities contemplated by its commitment from National Bank of Canada sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger; and

    •
    Other terms and conditions described in Section 14 of the Offer to Purchase, as supplemented in Section 14 of the Supplement shall be satisfied.

        5.     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the transfer of Shares and Rights pursuant to the Offer.

        If you wish to have us tender any or all of your Shares and Rights, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instruction to us is enclosed. If you authorize tender of your Shares and Rights, all such Shares and Rights will be tendered unless otherwise indicated in such instruction form. Please forward your instructions to us as soon as possible to allow us ample time to tender your Shares and Rights on your behalf prior to the expiration of the Offer.

        IF YOU HAVE ALREADY TENDERED SHARES PURSUANT TO THE OFFER AND HAVE NOT WITHDRAWN SUCH SHARES, YOU NEED NOT TAKE ANY FURTHER ACTION TO RECEIVE THE INCREASED OFFER PRICE OF $10.50 PER SHARE IF SHARES ARE ACCEPTED AND PAID FOR BY THE PURCHASER PURSUANT TO THE OFFER.

        The Offer is made solely pursuant to the Offer to Purchase, the Supplement and the related Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares and Rights residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction.

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INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
AND THE ASSOCIATED RIGHTS
OF
SALIX PHARMACEUTICALS, LTD.

        The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated April 10, 2003 (as amended from time to time the "Offer to Purchase"), the enclosed Supplement to the Offer to Purchase dated May 20, 2003 (the "Supplement"), and the related revised Letter of Transmittal (which together with the Offer to Purchase and the Supplement constitute the "Offer") in connection with the offer by Saule Holdings Inc., a Delaware corporation ("Purchaser"), and a wholly owned subsidiary of Axcan Pharma Inc., a corporation incorporated under the Canada Business Corporation Act, to purchase any and all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Salix Pharmaceuticals, Ltd., a Delaware corporation, including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of January 10, 2003 (the "Rights Agreement"), between the Company and Computershare Investor Services, LLC, as rights agent.

        This will instruct you to tender to Purchaser the number of Shares and Rights indicated below which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Supplement.

Number of Shares to be Tendered:		SIGN HERE
Shares*

Number of Rights to be Tendered:
Rights*

Dated:	, 2003	Signature(s)

Print Name(s)

Print Address(es)
Area Code and Telephone Number(s)
Taxpayer Identification or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all Shares and Rights held by us for your account are to be tendered.

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  Exhibit 99(a)(1)(N)